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                                                                    Exhibit 99.1



                      Burnham Pacific Properties, Inc. Announces
                    Offerings of 8,440,518 Shares of Common Stock

     SAN DIEGO, March 27 /PRNewswire/ -- Burnham Pacific Properties, Inc. (NYSE:
BPP) today announced the pricing of two separate public offerings of shares of Common Stock, which upon closing, will provide aggregate net proceeds to the Company of approximately $113 million.

     The first offering is of 7,475,000 shares issued at a public offering price of $14.125 per share, the closing price on the New York Stock Exchange on March 24, 1998. The offering is through an underwriting syndicate headed by Morgan Stanley & Co. Incorporated that includes Lehman Brothers, Merrill Lynch & Co., EVEREN Securities and Sutro & Co., and also includes shares that the underwriters are purchasing pursuant to their over-allotment option, which has been exercised in full.

     The second offering is of 965,518 shares issued to EVEREN Securities, Inc., which EVEREN has resold to a newly formed unit investment trust. The sales price for these shares was based upon the NYSE closing price of $14.50 on March 25, 1998.

     The closings of both offerings are scheduled to occur March 30, 1998. The Company intends to use the net proceeds from both offerings to reduce outstanding borrowings under its revolving line of credit facility.

     Burnham Pacific Properties is a fully integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties on the West Coast. Burnham Pacific has offices in San Diego, Los Angeles, San Francisco and Sacramento in California, as well as Portland, Oregon and Seattle, Washington. More information on Burnham Pacific may be found on the Company's website at http://www.burnhampacific.com or by calling 800-462-5181.

SOURCE   Burnham Pacific Properties, Inc.  03/27/98

     /CONTACT: Daniel B. Platt, Chief Financial Officer, 619-652-4700, Fax:
619-652-4711, dbplatt@bpac.com/
     /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 125142/
     /Web site:  http://www.burnhampacific.com/
     (BPP)